EXHIBIT 99

First InterstateBancSystem Reaching New Heights

To our shareholders,

First Interstate BancSystem reported 2004 net income of $9,718,000, or $1. luted share. Earnings are slightly less last few quarters; however, they were first quarter earnings reported in tory. In 2003, First Interstate ported first quarter earnings of $1.12 per diluted share. Return on mon equity was 14.16% in first quarter compared to 14.37% in first quarter 2003 decrease was due to increased equity earnings retention.

Our efficiency ratio and return on average have both improved since first quarter 2003. efficiency ratio was 67.25% in the most quarter, compared to 68.35% for the same last year and return on average assets 1.01%, up from 1.00% for the same period year. Improving these two ratios is a initiative of First Interstate BancSystem.

Net interest income of $36,483,000 $3,693,000 or 11% more than the same last year. Balance sheet growth was strong First quarter 2004 average loans $243,089,000, or 10% higher than first quarter last year. Average deposits increased $187,575,000 or 6% over the same time period. In addition, net interest margin also improved to 4.40%, up 7 basis points from the same period in 2003. On a linked quarter comparison, the net interest margin improved 6 basis points from fourth quarter 2003.

Non-interest income was $1,165,000 or 7% lower than first quarter 2003. Due to higher interest rates, residential real estate loan revenue decreased $2,268,000, or 57%, from first quarter 2003. In addition, in first quarter 2003 securities were sold resulting in $1,475,000 gain. In first quarter 2004, we recorded security gains of $30,000. Excluding the impact of the residential real estate revenue and the gain on sale of securities, non-interest income was up $2,548,000, or 21%.

Non-interest expense only increased $1,142,000, or 3%, over the comparable period in 2003. Salaries and benefits were $1,062,000, or 6%, higher. In first quarter 2004 we recorded $1,029,000 impairment on the mortgage servicing portfolio, down substantially from the

$2,381,000 recorded in first quarter 2003. Excluding the impact of mortgage servicing portfolio impairment, non-interest expense was up $2,494,000, or 8%.

On April 12, we paid a dividend of $.40 per common share; up from $.34 the previous quarter.

This past quarter we entered an agreement to sell our Cut Bank branch. We anticipate the transaction to close in late second or early third quarter 2004.

Thanks to our talented team of employees, directors, and officers for the achievements of this past quarter. We hold fast to our number one strategic focus to improve our efficiency. There are many opportunities already identified with more to come.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Financial Highlights
Three Months ended March 31

in thousands except per share data	2004	2003	% Change

(unaudited)

OPERATING RESULTS
Net income	$9,718	$8,837	10.0%
Diluted earnings per share	1.22	1.12	8.9%
Dividends per share	0.34	0.34	0.0%

PERIOD END BALANCES
Assets	3,883,535	3,682,755	5.5%
Loans	2,568,944	2,359,960	8.9%
Investment Securities	807,011	783,563	3.0%
Deposits	3,137,336	2,967,582	5.7%
Common Stockholders’ Equity	283,971	249,555	13.8%
Common Shares Outstanding	7,897	7,869	0.3%

QUARTERLY AVERAGES
Assets	3,851,059	3,576,890	7.7%
Loans	2,558,286	2,315,197	10.5%
Investment Securities	798,187	772,643	3.3%
Deposits	3,106,697	2,919,122	6.4%
Common Stockholders’ Equity	276,100	249,382	10.7%
Common Shares Outstanding	7,907	7,869	0.5%

First Quarter 2004

First Quarter 2004

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31
	2004	2003

Total interest income	$46,567	$46,684
Total interest expense	10,084	13,894

Net interest income	36,483	32,790
Provision for loan losses	2,418	2,430

Net interest income after provision for loan losses	34,065	30,360
Noninterest income	16,627	17,792
Noninterest expense	35,714	34,572

Income before taxes	14,978	13,580
Income taxes	5,260	4,743

Net income	$9,718	$8,837

COMMON SHARE DATA:
Diluted EPS	1.22	1.12
Dividends	.34	.34
Book value	35.96	31.71
Tangible book value	30.80	26.38
Appraised value	*	46.00

* Currently not available, $51.00 as of December 31, 2003

Selected Ratios (Unaudited)

	Three Months Ended
	March 31
	2004	2003

PERFORMANCE
Return on avg common equity	14.16%	14.37%
Return on avg common equity excl. market adj of securities	14.07%	14.60%
Return on avg assets	1.01%	1.00%
Net interest margin, FTE	4.40%	4.33%
Efficiency ratio	67.25%	68.35%

CREDIT QUALITY
Provision for loan losses to average loans	0.38%	0.43%
Net charge offs to average loans	0.21%	0.15%
Allowance for loan losses to loans	1.56%	1.62%
Allowance for loan losses to non-accruing loans	155.46%	135.36%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio	7.30%	6.96%
Avg loans to avg deposits	82.35%	79.31%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	3/31/2004	3/31/2003

ASSETS
Cash and due from banks	$204,541	$240,784
Federal funds sold	58,140	73,775
Interest bearing deposits	325	437
Investment securities	807,011	783,563
Loans	2,568,944	2,359,960
Less: allowance for loan losses	39,998	38,254

Net loans	2,528,946	2,321,706
Premises & equipment, net	116,314	95,023
Accrued interest receivable	19,112	20,261
Goodwill and core deposit intangibles	40,780	41,979
Other real estate owned, net	1,988	1,157
Other assets	106,378	104,070

Total Assets	$3,883,535	$3,682,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,137,336	$2,967,582
Fed funds purchased	0	150
Securities sold under repurchase agreements	336,043	296,702
Other liabilities	30,689	44,367
Other borrowed funds	7,399	3,898
Long-term debt	46,859	40,501
Subordinated debentures and trust preferred securities	41,238	80,000

Total Liabilities	3,599,564	3,433,200
Common stockholders’ equity	283,971	249,555

Total Liabilities and Stockholders’ Equity	$3,883,535	$3,682,755

Navigating our course

First Interstate BancSystem

P.O. Box 30918 • Billings, Montana 59116 • (406) 255-5390
www.firstinterstatebank.com